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                                                                     EXHIBIT 4.1








                              AMENDED AND RESTATED




                            ARTICLES OF INCORPORATION



                                       OF



                          THE SHERWIN-WILLIAMS COMPANY



















                               AS AMENDED THROUGH
                                   MAY 1, 2001





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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          THE SHERWIN-WILLIAMS COMPANY

         FIRST: The name of this Company is THE SHERWIN-WILLIAMS COMPANY.

         SECOND: The place where this Company shall be located and its principal business shall be transacted is the City of Cleveland in the County of Cuyahoga and State of Ohio.

         THIRD: The Company is formed for the purpose of developing, producing, manufacturing, buying, selling and generally dealing in products, goods, wares, merchandise and services of any and all kinds and doing all things necessary or incidental thereto.

         FOURTH: The number of shares which the Company is authorized to have outstanding is 330,000,000 consisting of 30,000,000 shares of Serial Preferred Stock without par value (hereinafter called "Serial Preferred Stock") and 300,000,000 shares of Common Stock, par value $1.00 each (hereinafter called "Common Stock").
         The shares of such classes shall have the following express terms:

                                   DIVISION A

                   EXPRESS TERMS OF THE SERIAL PREFERRED STOCK

         Section 1. The Serial Preferred Stock may be issued from time to time in one or more series. All shares of Serial Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 8, both inclusive, of this Division, which provisions shall apply to all Serial Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                  (a) The designation of the series, which may be by distinguishing number, letter or title.

                  (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                  (c)  The annual dividend rate of the series.

                  (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

                  (e) The redemption rights and price or prices, if any, for shares of the series.

                  (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                  (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

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                  (h) Whether the shares of the series shall be convertible into
         Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made.

                  (i) Restrictions (in addition to those set forth in Sections 6(b) and 6(c) of this Division) on the issuance of shares of the same series or of any other class or series.

         The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), both inclusive, of this
Section 1.

         Section 2. The holders of Serial Preferred Stock of each series, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Serial Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

         Section 3. In no event so long as any Serial Preferred Stock shall be outstanding shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Serial Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Serial Preferred Stock, nor shall any Common Stock or any other shares ranking junior to the Serial Preferred Stock be purchased, retired or otherwise acquired by the Company (except out of the proceeds of the sale of Common Stock or other shares ranking junior to the Serial Preferred Stock received by the Company subsequent to August 31, 1966):

                  (a) Unless all accrued and unpaid dividends on Serial Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                  (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

         Section 4. (a) Subject to the express terms of each series and to the provisions of Section 6(b)(iii) of this Division A, the Company may from time to time redeem all or any part of the Serial Preferred Stock of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of
Section 1 of this Division, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of Section 1 of this Division, together in each case with accrued and unpaid dividends to the redemption date.

         (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Company, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Company may deposit the aggregate redemption price of the shares of Serial Preferred Stock to be redeemed with any bank or trust company in Cleveland, Ohio, or New York, New York, having capital and surplus of more than Five Million Dollars ($5,000,000), named in such notice, and direct that such amount be paid to the respective holders of the shares of Serial Preferred Stock so to be redeemed, in amounts equal to the redemption price of all shares of Serial Preferred Stock so to be redeemed, on surrender of the stock certificate or certificates held by such holders. Upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit

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shall have been made such holders shall have no interest in or claim against the
Company with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired privileges of conversion. In case less than all of the outstanding shares of Serial Preferred Stock are to be redeemed, the Company shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

         If the holders of shares of Serial Preferred Stock which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company and the Company shall be relieved of all responsibility in respect thereof and to such holders.

         (c) Any shares of Serial Preferred Stock which are redeemed by the Company pursuant to the provisions of this Section 4 and any shares of Serial Preferred Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preferred Stock which are converted in accordance with the express terms thereof shall be cancelled and not reissued. Any shares of Serial Preferred Stock otherwise acquired by the Company shall resume the status of authorized and unissued shares of Serial Preferred Stock without serial designation.

         Section 5. (a) The holders of Serial Preferred Stock of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to the Serial Preferred Stock the amounts fixed with respect to the shares of such series in accordance with Section 1 of this Division, plus in any event an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Company. In case the net assets of the Company legally available therefor are insufficient to permit the payment upon all outstanding shares of Serial Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Serial Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

         After payment to holders of Serial Preferred Stock of the full preferential amounts as aforesaid, holders of Serial Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

         (b) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

         Section 6. (a) The holders of Serial Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Stock and the holders of Common Stock shall vote together as one class on all matters. No adjustment of the voting rights of the holders of Serial Preferred Stock shall be made in the event of an increase or decrease in the number of shares of Common Stock authorized or issued or in the event of a stock split or combination of the Common Stock or in the event of a stock dividend on any class of stock payable solely in Common Stock, and none of the foregoing actions shall be deemed to affect adversely the voting powers, rights or preferences of Serial Preferred Stock within the meaning and for the purpose of this Division A.

         If, and so often as, the Company shall be in default in the payment of dividends in an amount equivalent to six (6) quarterly dividends (whether or not consecutive) on any series of Serial Preferred Stock at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Stock of all series, voting separately as a class and in addition to all other rights to vote for Directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Company; provided, however, that the holders of shares of Serial Preferred Stock shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors at which the holders of not less than thirty-five per cent (35%) of the outstanding shares of Serial Preferred Stock of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain

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so vested until all accrued and unpaid dividends on the Serial Preferred Stock of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

         In the event of default entitling the holders of Serial Preferred Stock to elect two (2) Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Company upon written request of, or may be called by, the holders of record of at least ten per cent (10%) of the shares of Serial Preferred Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Company shall not be required to call such special meeting if the annual meeting of shareholders shall be held within ninety (90) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Stock. At any meeting at which the holders of Serial Preferred Stock shall be entitled to elect Directors, the holders of thirty-five per cent (35%) of the then outstanding shares of Serial Preferred Stock of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Stock are entitled to elect as hereinabove provided.

         (b) The vote or consent of the holders of at least two-thirds of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote or consent):

                  (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Company which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Company shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Stock at the time outstanding, only the vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

                  (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Stock; or

                  (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends upon all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

         This Section 6(b) shall not apply to, and the class or series vote specified therein shall not be required for the approval of, any action which is part of or effected in connection with the consolidation of the Company with or its merger into any other corporation, so long as the class vote specified by
Section 6(c) of this Division is obtained in any case in which such class vote is required under clause (ii) of said Section 6(c).

         (c) The vote or consent of the holders of at least a majority of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of Serial

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Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote or consent):

                  (i) The sale, lease or conveyance by the Company of all or substantially all of its property or business; or

                  (ii) The consolidation of the Company with or its merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Stock except the same number of shares ranking prior to or on a parity with the Serial Preferred Stock and having the same rights and preferences as the shares of the Company authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                  (iii) The authorization of any shares ranking on a parity with the Serial Preferred Stock or an increase in the authorized number of shares of Serial Preferred Stock.

         Section 7. If the shares of any series of Serial Preferred Stock shall be convertible into Common Stock, then upon conversion of shares of such series the stated capital of the Common Stock issued upon such conversion shall be the aggregate par value of the shares so issued having par value, or, in the case of shares without par value, shall be an amount equal to the stated capital represented by each share of Common Stock outstanding at the time of such conversion multiplied by the number of shares of Common Stock issued upon such conversion. The stated capital of the Company shall be correspondingly increased or reduced to reflect the difference between the stated capital of the shares of Serial Preferred Stock so converted and the stated capital of the Common Stock issued upon such conversion.

         Section 8. The holders of Serial Preferred Stock shall have no preemptive right to purchase or have offered to them for purchase any shares or other securities of the Company, whether now or hereafter authorized.

         Section 9.  For the purpose of this Division A:

         Whenever reference is made to shares "ranking prior to the Serial Preferred Stock" or "on a parity with the Serial Preferred Stock", such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Serial Preferred Stock; and whenever reference is made to shares "ranking junior to the Serial Preferred Stock", such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company are junior and subordinate to the rights of the holders of Serial Preferred Stock.

                                  DIVISION A-1

                  CUMULATIVE REDEEMABLE SERIAL PREFERRED STOCK

         Section 1. There is established hereby a series of Serial Preferred Stock that shall be designated "Cumulative Redeemable Serial Preferred Stock" (hereinafter sometimes called this "Series" or the "Cumulative Redeemable Preferred Stock") and that shall have the terms set forth in this Division A-1.

         Section 2.  The number of shares of this Series shall be 3,000,000.

         Section 3. (a) The holders of record of shares of Cumulative Redeemable Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors in accordance with the terms hereof, out of funds legally available for the

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purpose, cumulative quarterly dividends payable in cash on the first day of
January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Cumulative Redeemable Preferred Stock or fraction of a share of Cumulative Redeemable Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the lesser of (i) $750 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Cumulative Redeemable Preferred Stock or fraction of a share of Cumulative Redeemable Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Cumulative Redeemable Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) Dividends shall begin to accrue and be cumulative on outstanding shares of Cumulative Redeemable Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Cumulative Redeemable Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Cumulative Redeemable Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Cumulative Redeemable Preferred Stock for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend. The Board of Directors may fix a record date for the determination of holders of Cumulative Redeemable Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

         Section 4. Subject to the provisions of Section 6(b)(iii) of Division A and in accordance with Section 4 of Division A, shares of the Cumulative Redeemable Preferred Stock shall be redeemable from time to time at the option of the Board of Directors of the Company, as a whole or in part, at any time at a redemption price per share equal to one hundred times the then applicable Purchase Price as defined in that certain Rights Agreement, dated as of April 23, 1997 between the Company and KeyBank National Association (the "Rights Agreement"), as the same may be from time to time amended in accordance with its terms, which Purchase Price is $110 as of April 23, 1997, subject to adjustment from time to time as provided in the Rights Agreement. Copies of the Rights Agreement are available from the Company upon request. In case less than all of the outstanding shares of Cumulative Redeemable Preferred Stock are to be redeemed, the Company shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

         Section 5. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Cumulative Redeemable Preferred Stock, unless, prior thereto, the holders of shares of Cumulative Redeemable Preferred Stock shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $110 as of April 23, 1997), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Cumulative Redeemable


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Preferred Stock shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock (the "Cumulative Redeemable Preferred Stock Liquidation Preference").

         (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Cumulative Redeemable Preferred Stock Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Cumulative Redeemable Preferred Stock as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

         (c) In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Cumulative Redeemable Preferred Stock were entitled immediately prior to such event pursuant to the proviso set forth in paragraph 5(a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purposes of this
Section 5.

         Section 6. The Cumulative Redeemable Preferred Stock shall not be convertible into Common Stock.

                                  DIVISION A-2

                CONVERTIBLE PARTICIPATING SERIAL PREFERRED STOCK

         Section 1. DEFINITIONS. For purposes of this Division A-2, the following terms shall have the meanings described:

         "Acquisition Debt" is equal to Two Hundred Fifty Million Dollars ($250,000,000). Upon payment in full of the Purchase Money Note, the Acquisition Debt shall be zero.

         "Adjusted Common Stock Value" means 250,000 shares, multiplied by One Thousand Dollars ($1,000), divided by the Common Stock Price on the Original Issue Date, multiplied by the Common Stock Price (but never less than the Floor Price nor greater than the Cap Amount).

         "Base Value" shall, as of any specified date, be equal to the greater of (a) 35% of the cumulative amount of principal paid or forgiven on the Purchase Money Note, or (b) Fifty Million Dollars ($50,000,000).

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

         "Cap Amount" shall be (a) 150% of the Floor Price during the first five years following the Original Issue Date, and (b) 175% of the Floor Price at any time after the fifth anniversary date of the Original Issue Date.

         "Closing Price" of any security on any date means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date, as reported in the NYSE Composite Transaction Reporting System, or, if such security is not listed for trading on the NYSE on that date, as reported in the composite transactions reporting system for the principal United States securities exchange on which such security is so listed, or, if such security is not so listed,

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as reported on the National Association of Securities Dealers, Inc. Automated
Quotation System, or, if not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for the purpose.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, $1.00 par value per share, of the Company.

         "Common Stock Price" means, on any specified date, the Closing Price of Common Stock on the last Trading Day before such date. The Common Stock Price shall be appropriately adjusted to take into account any dividends or distributions payable in Common Stock, or any reclassification, subdivision or combination of, or similar transaction involving, Common Stock.

         "Conversion Amount Per Share" is equal to the Convertible Participating Preferred Stock Value Per Share.

         "Conversion Date" means the date specified in Section 6(c)(i) of this Division A-2.

         "Conversion Notice" means a notice described in Section 6(c)(i) of this Division A-2.

         "Convertible Participating Preferred Stock" has the meaning set forth in Section 2 of this Division A-2.

         "Convertible Participating Preferred Stock Liquidation Preference" has the meaning set forth in Section 8(a) of this Division A-2.

         "Convertible Participating Preferred Stock Value Per Share" is equal to a fraction. The numerator is the sum of (a) the Adjusted Common Stock Value plus
(b) the Base Value less (c) the Acquisition Debt. The denominator is 250,000 shares. If the Convertible Participating Preferred Stock Value Per Share is being calculated on a date on which principal is being paid on the Purchase Money Note, the Base Value shall be calculated including the principal payment made on that date.

         "ESOP" means the employee stock ownership plan feature of the Plan and any other employee stock ownership plan and trust that is designated by the Company and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of any of the assets and liabilities of such employee stock ownership plan feature.

         "ESOP Loan Suspense Account" means a suspense account maintained by the ESOP pursuant to Treasury Regulation Section 54.4975-11(c) (1979).

         "Floor Price" means the Common Stock Price on the Original Issue Date.

         "Liquidation" has the meaning set forth in Section 8(a) of this Division A-2.

         "Original Issue Date" means the date of original issuance of the Convertible Participating Preferred Stock.

         "Per-Share Redemption Amount" means, as of any specified date, the Conversion Amount Per Share.

         "Plan" means The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, and any other plan and trust qualified under Code Section 401(a) that is designated by the Company and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of substantially all of the assets and liabilities of such plan.

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         "Purchase Money Note" means the purchase money note, in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000), made in favor of the Company by The Sherwin-Williams Company Employee Stock Purchase and Savings Plan to acquire the Convertible Participating Preferred Stock.

         "Redemption Date" means the Business Day that is the effective date of a redemption pursuant to Section 7(b) of this Division A-2.

         "Redemption Notice" means the notice described in Section 7(b) of this Division A-2.

         "Redemption Price" means the sum of: (a) the product of (i) the number of whole and fractional shares of Convertible Participating Preferred Stock redeemed, multiplied by (ii) the Per-Share Redemption Amount; plus (b) any accumulated and unpaid dividends on the shares of Convertible Participating Preferred Stock.

         "Series" has the meaning set forth in Section 2 of this Division A-2.

         "Trading Day" means, with respect to any security, (a) if the principal trading market for the applicable security is the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business, (b) if the principal trading market for the applicable security is the Nasdaq, a day on which a trade may be made on the Nasdaq National Market, or (c) if the applicable security is not listed, admitted for trading or quoted as provided in clause (a) or (b), any Business Day. Any day for which there is no reported sales of Common Stock on the applicable exchange or market shall not be treated as a Trading Day.

         Section 2. DESIGNATION OF SERIES. There is established hereby a series of Serial Preferred Stock that shall be designated "Convertible Participating Serial Preferred Stock" (hereinafter sometimes called this "Series" or the "Convertible Participating Preferred Stock") and that shall have the terms set forth in this Division A-2.

         Section 3. NUMBER OF SHARES. The number of shares of this Series shall be 1,000,000.

         Section 4. ISSUANCE AND TRANSFER RESTRICTIONS. Shares of Convertible Participating Preferred Stock shall be issued and sold by the Company to the Plan to be held in the ESOP Loan Suspense Account. Shares of Convertible Participating Preferred Stock shall be uncertificated shares. Transfers of shares of Convertible Participating Preferred Stock may only be effected by applicable entry or entries in the stock transfer books of the Company. Shares of Convertible Participating Preferred Stock are prohibited from being transferred out of the ESOP Loan Suspense Account until such time as such shares are converted into shares of Common Stock in accordance with Section 6 of this Division A-2 or redeemed by the Company in accordance with Section 7 of this Division A-2. The transfer restrictions set forth in the preceding sentence shall not apply to any shares of Common Stock resulting from a conversion of the Convertible Participating Preferred Stock.

         Section 5. DIVIDENDS. The holders of record of shares of Convertible Participating Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors in accordance with the terms hereof, out of funds legally available for such purpose, cumulative quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Convertible Participating Preferred Stock or fraction of a share of Convertible Participating Preferred Stock, in an amount per share equal to $10.00 per share. Dividends shall begin to accrue and be cumulative on outstanding shares of Convertible Participating Preferred Stock from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Convertible Participating Preferred Stock for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend. The Board of Directors may fix a record date for the determination of holders of Convertible Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

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

         Section 6. CONVERSION. (a) CONVERSION RIGHT. All or any portion of the outstanding shares of Convertible Participating Preferred Stock held in the ESOP Loan Suspense Account shall be convertible, at the option of the Plan, at any time and from time to time, and without the payment of additional consideration by the Plan, into such number of shares of Common Stock as is determined under the following conversion formula. Each share of Convertible Participating Preferred Stock will be converted into a number of shares of Common Stock equal to (i) the Conversion Amount Per Share divided by (ii) the Common Stock Price.

         (b) ALTERNATIVE CONVERSION RIGHT. All, but not less than all, of the outstanding shares of Convertible Participating Preferred Stock held in the ESOP Loan Suspense Account shall be convertible, at the option of the Plan, at any time and from time to time, and without payment of additional consideration by the Plan, into such number of shares of Common Stock as is determined under the following conversion formula. Each share of Convertible Participating Preferred Stock will be converted into a number of shares of Common Stock equal to (i) the Adjusted Common Stock Value divided by (ii) 250,000 shares divided by (iii) the Common Stock Price. In the event the Convertible Participating Preferred Stock are converted pursuant to the Alternative Conversion Right set forth in this
Section 6(b), the entire unpaid principal balance and any and all interest accrued on such unpaid principal balance owing under the Purchase Money Note shall immediately become due and payable.

         (c)  CONVERSION PROCEDURES.

                  (i) In order to convert shares of Convertible Participating Preferred Stock into shares of Common Stock pursuant to this Section 6, the Plan shall deliver to the Company at its principal executive offices or another place designated by the Company in a written notice sent to the Plan, a Conversion Notice, in form satisfactory to the Company, duly executed by the Plan. Each Conversion Notice shall specify (1) the number of shares of Convertible Participating Preferred Stock to be converted and (2) whether the Convertible Participating Preferred Stock are being converted pursuant to the Conversion Right set forth in Section 6(a) of this Division A-2 or the Alternative Conversion Right set forth in Section 6(b) of this Division A-2. In the event shares of the Convertible Participating Preferred Stock are converted pursuant to this Section 6, the Company shall deliver Common Stock which is readily tradable on an established securities market (A) as soon as practicable after receipt of the Conversion Notice, if such Conversion Notice is received prior to the effectiveness of any registration statement filed with the Securities and Exchange Commission regarding the registration of such Common Stock, or (B) as soon as reasonably practicable, but not later than five (5) Business Days, after receipt of the Conversion Notice, if such Conversion Notice is received after the effectiveness of any registration statement filed with the Securities and Exchange Commission regarding the registration of such Common Stock. Any conversion pursuant to this Section 6 shall be deemed to have been effected at the close of business on the Business Day on which the Conversion Notice has been received by the Company (a "Conversion Date").

                  (ii) The Company shall, as soon as practicable after the Conversion Date, cause to be issued and delivered to the person specified in the Conversion Notice a certificate or certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fractional shares of Common Stock otherwise issuable. The person or persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of Convertible Participating Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the relevant Conversion Date, unless the stock transfer books of the Company shall be closed on such Conversion Date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

         (d) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Participating Preferred Stock. If more than one share of Convertible Participating Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Participating Preferred Stock which are converted. In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Convertible Participating Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in lieu thereof, calculated to the nearer cent, with one-half cent or more rounded upward.

         (e) RESERVATION AND AUTHORIZATION OF SHARES. The Company shall at all times when the Convertible Participating Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Convertible Participating Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Participating Preferred Stock.

         (f) CONVERTED SHARES. After the Conversion Date with respect to any shares of Convertible Participating Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock (and cash in lieu of fractional shares) in exchange therefor.

         Section 7. REDEMPTION. (a) SHARES RELEASED FROM THE ESOP LOAN SUSPENSE ACCOUNT. The Plan may, at the option of the Plan, elect to have the Company redeem any or all shares or fractions of a share of Convertible Participating Preferred Stock when and as they are released from the ESOP Loan Suspense Account as provided in Treasury Regulation Section 54.4975-11(c). The amount paid by the Company for shares so redeemed shall be equal to the Redemption Price.

         (b) NOTICE OF REDEMPTION. In the event of a redemption pursuant to
Section 7(a) of this Division A-2, the Plan shall give notice (a "Redemption Notice") to the Company. Each Redemption Notice shall specify (i) the Redemption Date, (ii) the number of shares of Convertible Participating Preferred Stock to be redeemed or the aggregate Redemption Price for all shares of Convertible Participating Preferred Stock to be redeemed as of the applicable Redemption Date, (iii) the place or places for payment of the Redemption Price, (iv) that payment will be made upon surrender of shares of Convertible Participating Preferred Stock, and (v) that the right of holders to convert shares of Convertible Participating Preferred Stock shall terminate at the close of business on the Redemption Date (unless the Company defaults in the payment of the Redemption Price). The Redemption Date may be the date the Redemption Notice is given.

         (c) REDEMPTION PROCEDURES. On the Redemption Date, the Plan shall surrender the shares of Convertible Participating Preferred Stock to the Company and shall thereupon be entitled to receive payment of the applicable Redemption Price for each such share. If a Redemption Notice shall have been given, as aforesaid, and if, on the Redemption Date, assets necessary for the redemption shall be legally available therefor and shall have been irrevocably deposited, set aside for or paid (including, payment in the form of debt forgiveness) to the Plan, then, notwithstanding that the redeemed shares of Convertible Participating Preferred Stock shall not have been surrendered, (i) such shares shall no longer be deemed outstanding, (ii) the Plan shall cease to be a stockholder of the Company to the extent of its interest in such shares, and
(iii) all rights whatsoever with respect to such shares of Convertible Participating Preferred Stock shall terminate, except the right to receive the Redemption Price for each such share, without interest or any sum of money in lieu of interest thereon. Redemptions of Convertible Participating Preferred Stock shall be effected as of the close of business on the Redemption Date before effecting any conversion for which the Conversion Date corresponds with the Redemption Date.

         (d) NO SINKING FUND. The shares of Convertible Participating Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

         (e) REDEEMED SHARES. After the Redemption Date with respect to any shares of Convertible Participating Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Redemption Date, except only the right of the holders thereof to receive the Redemption Price therefor, without interest or any sum of money in lieu of interest thereon. Any shares of Convertible Participating Preferred Stock redeemed pursuant to this Section 7 shall be retired and canceled after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of Serial Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions set forth herein.

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

         (f) PAYMENT OF REDEMPTION PRICE. The Company, at its option, may make payment of the Redemption Price (i) in cash, (ii) in shares of Common Stock which are readily tradeable on an established securities market, or (iii) in any combination of any of the foregoing. For purposes of determining the number of shares of Common Stock to be delivered by the Company in satisfaction, in whole or in part, of any Redemption Price, shares of Common Stock shall be valued at the Common Stock Price as of the Redemption Date.

         Section 8. LIQUIDATION. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Convertible Participating Preferred Stock, unless, prior thereto, the holders of shares of Convertible Participating Preferred Stock shall have received at least an amount per share equal to $1,000, plus an amount equal to accrued and unpaid dividends thereon, whether or not earned or declared, to the date of such payment (the "Convertible Participating Preferred Stock Liquidation Preference").

         (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Convertible Participating Preferred Stock Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Convertible Participating Preferred Stock as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

         (c) The merger or consolidation of the Company into or with any other Company, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purposes of this Section 8.

                                   DIVISION B

                        EXPRESS TERMS OF THE COMMON STOCK

         The Common Stock shall be subject to the express terms of the Serial Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders. The holders of shares of Common Stock shall have no preemptive rights to purchase or have offered to them for purchase any shares of Common Stock which at any time shall be required for issuance in fulfillment of the provisions of any series of the Company's Serial Preferred Stock.

         FIFTH: No holders of any class of shares of the Company shall have any preemptive right to purchase or have offered to them for purchase any shares or other securities of the Company, whether now or hereafter authorized.

         SIXTH: (A) Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Company or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by the Articles of the Company, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Company or of such class or classes.

         (B) The affirmative vote (i) of the holders of shares entitling them to exercise two-thirds of the voting power of the Company, and (ii) of the holders of two-thirds of the shares of Common Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Common Stock shall vote separately as a class, shall be necessary:

                  (a) to approve (i) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business to a related corporation or an affiliate of a related corporation, or (ii) the consolidation of the Company with or its merger into a related corporation or an affiliate of a related corporation, or (iii) the merger into the Company of a related corporation or an affiliate of a related corporation, or (iv) a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to shareholders of a related corporation or an affiliate of a related corporation; or

                  (b) to approve any agreement, contract or other arrangement with a related corporation providing for any of the transactions described in subparagraph (a) above; or

                  (c) to effect any amendment of the Articles of the Company which changes the provisions of this Paragraph (B).

For the purpose of this Paragraph (B), (i) a "related corporation" in respect of a given transaction shall be any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any outstanding class of stock of the Company entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Company entitled to vote upon such transaction; (ii) an "affiliate" of a related corporation shall be any individual, joint venture, trust, partnership or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the related corporation; (iii) an "associated person" of a related corporation shall be any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security, of such related corporation or any of its affiliates; (iv) the terms "combination", "majority share acquisition" and "acquiring corporation" shall have the same meaning as that contained in Section 1701.01 of the Ohio General Corporation Law or any similar provision hereafter enacted.

         The determination of the Board of Directors of the Company, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any corporation is a related corporation as defined in this Paragraph (B).

         SEVENTH: The Company may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Company of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Company outstanding at the time of the purchase or acquisition in question.

         EIGHTH:  No shareholder of the Company may cumulate his voting power.

         NINTH: These Amended and Restated Articles of Incorporation shall supersede and take the place of the heretofore existing Articles of Incorporation of the Company and all amendments thereto.


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